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                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, DC 20549



                                     FORM 12b-25


                                                 Commission File Number: 1-14472


                             NOTIFICATION OF LATE FILING

(Check One): [X] Form 10-K   [ ] Form 11-K   [ ] Form 20-F   [ ] Form 10-Q
[ ] Form N-SAR

       For Period Ended: December 31, 2001
                        --------------------------------

[ ] Transition Report on Form 10-K         [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form 20-F         [ ] Transition Report on Form N-SAR
[ ] Transition Report on Form 11-K

       For the Transition Period Ended:________________

       Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
       If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:_________________________________

                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant Cornell Companies, Inc.
                        -----------------------------------------------
Former name if applicable
                          ---------------------------------------------
Address of principal executive office 1700 West Loop South, Suite 1500
                                      ---------------------------------
City, state and zip code  Houston, Texas 77027
                          ---------------------------------------------

                                     PART II
                            RULE 12b-25(b) AND (c)

       If the subject report could not be filed without reasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, or Form N-SAR, or portion thereof, will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

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[ ] (c)   The accountant's statement or other exhibit required by Rule 12b-25(c)
          has been attached if applicable.

                                       PART III
                                       NARRATIVE

       Additional time is required to complete the review of certain transactions and their impact on the Company's financial statements.

                                        PART IV
                                   OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         John L Hendrix          713                   623-0790
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            (Name)          (Area Code)           (Telephone Number)

(2) Have all other period reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports been filed? If answer is no,
identify report(s).                                   [X] Yes   [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report of portion
thereof?                                              [ ] Yes   [X] No





                             CORNELL COMPANIES, INC.
                             -----------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



Date  April 1, 2002               By     /s/ John L. Hendrix
                                  Name   John L. Hendrix
                                  Title  Senior Vice President and Chief
                                         Financial Officer